Exhibit 3.2

Article V of the Company’s By-Laws is hereby amended in its entirety to read as follows:

Article V
Capital Stock

§1. Payments. All payments for stock of the corporation shall be received by the Treasurer. Failure to pay an installment upon a stock subscription when required to be paid by the Board of Directors shall work a forfeiture of the shares of stock in arrears, pursuant to Section 503 of the Business Corporation Law of the State of New York.

§2. Certificates for Stock; Uncertificated Shares. The shares of stock of the corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the corporation or a facsimile thereof. Where any such certificate is manually countersigned by either a transfer agent or a registrar (other than the corporation itself or its employee) any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate was issued, it may be issued by the corporation with the same effect as if that individual were such officer at the date of issue.

Shares of the corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

§3. Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions in the Borough of Manhattan, in the City of New York and in such other cities or states as the Board may deem advisable, to act as transfer agents or registrars of the stock of the corporation; and, upon such appointments being made, no stock certificates shall be valid until countersigned by one of such transfer agents and registered by one of such registrars and no issuance or transfer of any uncertificated shares shall be valid until book-entry thereof shall have been made on the records of such transfer agents or registrars.

§4. Transfers. Transfers of stock represented by certificates shall be made on the books of the corporation only by the person named in the certificate or by an attorney-in-fact lawfully constituted in writing and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its agents may reasonably require. Transfers of uncertificated shares shall by made on the books of the corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the corporation to the extent required by applicable law.

§5. Determination of Stockholders of Record for Certain Purposes. The Board of Directors may fix a time, not exceeding sixty days preceding the date fixed for the payment of any dividend, or the making of any distribution or for the delivery of evidences of rights or evidences of interest arising out of any change, conversion or exchange of capital stock, as a record time for the determination of the stockholders entitled to receive any such dividend, distribution, rights or interest. The Board of Directors at its option, in lieu of so fixing a record time, may prescribe a period not exceeding sixty days prior to the date for such payment, distribution or delivery during which no transfer of stock on the books of the corporation may be made.

§6. Stockholders of Record Recognized. The corporation shall be entitled to treat the holder of record of any stock certificate and any holder of record of uncertificated shares as the holder in fact and owner of the shares represented thereby and shall not be bound to recognize any equitable claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof save as expressly provided by the laws of New York.

§7. Lost Certificate. In case any certificate of stock shall be lost or destroyed, the Board of Directors, in its discretion, may authorize the issue of a substitute certificate or, at the request of the holder, substitute stock in uncertificated form, in place of the certificate so lost or destroyed, and may cause any substitute certificate to be countersigned by the appropriate transfer agent and such certificate or uncertificated stock shall be registered by the appropriate registrar; provided, that, in each such case, the lost or destroyed certificate shall be canceled on the books of the corporation and the applicant for a substitute certificate shall furnish to the corporation and to such of its transfer agents and registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss or destruction of such certificate and of the ownership thereof and also such security and indemnity as may by them be required.

§8. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the corporation.